Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Repare Therapeutics Inc. Amended and Restated Option Plan, the Repare Therapeutics Inc. 2020 Equity Incentive Plan, and the Repare Therapeutics Inc. 2020 Employee Share Purchase Plan of our report dated April 3, 2020 (except for Note 19(b), as to which the date is June 15, 2020), with respect to the consolidated financial statements of Repare Therapeutics Inc. included in its Registration Statement (Form S-1 No. 333-238822) and related Prospectus of Repare Therapeutics Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP1

Montreal, Canada

June 23, 2020

1CPA auditor, CA, public accountancy permit no. A113209